Exhibit 99.1

Molecular Templates Appoints Corazon Dating Sanders, Ph.D., to its Board of Directors

AUSTIN, Texas, December 19, 2019 — Molecular Templates, Inc., (Nasdaq: MTEM) a clinical-stage biopharmaceutical company focused on the discovery and development of the Company’s proprietary engineered toxin bodies (ETBs), which are differentiated, targeted, biologic therapeutics, announced today the appointment of Corazon “Corsee” Dating Sanders, Ph.D. to its board of directors, effective immediately.

“We are pleased to have Dr. Sanders join our board of directors. She brings with her a tremendous wealth of leadership experience as a senior executive at several leading global companies, including Celgene, Juno Therapeutics, and Genentech/Roche,” said Eric Poma, Ph.D., Chief Executive and Chief Scientific Officer of Molecular Templates. “Dr. Sanders had leadership roles in the development of strategies leading to clinical and commercial successes in oncology and other therapeutic areas. This expertise makes her a great addition to our board as we continue to advance our ETB platform.”

Dr. Sanders stated, “I am excited to join the Molecular Templates board. Its ETB platform is a powerful technology that has the potential to create multiple therapeutics to address unmet needs in oncology and other diseases.”

Dr. Sanders was formerly a Strategic Advisor to the Office of the Celgene Chief Medical Officer, a position she has held since March 2018. Her responsibilities have included ensuring effective integration of Juno’s Development Organization into the Celgene Organization, specifically the unique CAR T aspects, advising the label-enabling CAR T legacy Juno program (JCAR017), and advising the Chief Medical Officer and his leadership team in evolving the clinical development organization. Prior to that, she was a Member of the Juno Therapeutics Executive Committee as Executive Vice President of Development Operations, with responsibilities for strategic operations, quantitative sciences, biosample and clinical operations. Dr. Sanders was a Member of the Genentech/Roche Late Stage Portfolio Committee from 2011 to 2017, and Global Head of the Genentech/Roche Late Stage Clinical Operations from 2012 to 2017, with responsibility for leading nearly 2,500 employees, across 5 strategic and 20 local country sites, in planning and conducting global development and local clinical trials in over 70 countries. She was Global Head of the Genentech/Roche Biometrics group from 2009 to 2012, and Genentech Head of DATA (Design, Analysis, Technology & Administration) prior to the Roche acquisition. Earlier in her career, she was employed at Schering-Plough Research Institute and at Centocor Inc., primarily in statistician and biomedical operations roles. Dr. Sanders has directly contributed and/or provided oversight in developing multiple approved pharmaceutical products including Claritin®, Rituxan®, Herceptin®, TNKase®, Cathflo®, Xolair, Avastin®, Tarceva®, Lucentis®, Zelboraf®, Perjeta®, Erivedge®, Gazyva®, Kadcyla®, Alecensa®, Cotellic®, Venclexta®, Tecentriq®, Ocrevus®, Hemlibra®, and JCAR017®, a CAR T cell therapy for NHL. Dr. Sanders earned her B.S. and M.S. in statistics, graduating Magna Cum Laude from the University of the Philippines, her M.A. and Ph.D. in statistics from the Wharton Doctoral Program at the University of Pennsylvania.

About Molecular Templates

Molecular Templates is a clinical-stage oncology company focused on the discovery and development of differentiated, targeted, biologic therapeutics. Our proprietary biologic drug platform technology, referred to as engineered toxin bodies, or ETBs, provides a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics. ETBs utilize a genetically engineered form of Shiga-like Toxin A subunit, or SLTA, a ribosome inactivating bacterial protein, that can be targeted to specifically destroy cancer cells.

Investor Contact:

Adam Cutler

Chief Financial Officer

adam.cutler@mtem.com

862-204-4006

Source: Molecular Templates, Inc.